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                        FFI REPORTS 45% REVENUE INCREASE


         INDIANAPOLIS, INDIANA - January 12, 2006 - Fortune Diversified Industries, Inc. (AMEX:FFI) announces record revenues and earnings for the first quarter of fiscal year 2006. Revenues for the three months ended November 30, 2005 were $36.4 million as compared to $25.0 million for the same period of 2004, representing a 45% increase and the highest quarterly revenues in the Company's history. Net income was $847,000 or $0.08 per share for the three months ended November 30, 2005 compared with $703,000 or $0.07 per share for the same period of 2004, representing a 20% increase and record first quarter results.

          "I am very excited to announce record first quarter revenues in our Business Solutions and Wireless Infrastructure segments," stated John Fisbeck, CEO. "Our Business Solutions segment had all time record quarterly profits. Our Ultraviolet Technology and Electronic Integration companies had positive earnings after experiencing a loss in the prior year. Our wireless infrastructure strategy is beginning to execute as is shown in our record first quarter revenues but we still reduced earnings as a result of our large investment in new offices, training and personnel. I believe we are at the beginning of a three to five year cycle for a massive upgrade of existing facilities and coverage for the wireless infrastructure industry. We are tracking $30M organic revenue growth for this year."


ABOUT FORTUNE DIVERSIFIED INDUSTRIES, INC.:

          Fortune Diversified Industries' current operating focus is achieved through its three operating segments. The Wireless Infrastructure segment includes James H. Drew Corporation, Innovative Telecommunications Consultants Inc., Telecom Technology Corporation, PDH Inc., Cornerstone Wireless Construction Services Inc., Magtech Services Inc. and Starquest Wireless Services Inc. The Manufacturing and Distribution segment includes Nor-Cote International Inc., Kingston Sales Corporation, and Commercial Solutions Inc. The Business Solutions Division includes Professional Staff Management, Inc. and Century II.

More information can be found at Fortune's website at http://www.ffi.net

         This news release contains statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. These statements may appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, trends affecting the Company's financial condition or results of operations. The readers of this report are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences, include, but are not limited to, the risks and uncertainties that are discussed under the heading "Management's Discussion and Analysis or Plan of Operations." The Company does not ordinarily make projections of its future operating results and undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers should carefully review the risk factors disclosed within Form 10-KSB for the year ended August 31, 2005 and the other documents filed by the Company with the Securities and Exchange Commission.

Contact:
         Fortune Diversified Industries, Inc.
         Amy Gallo - CFO
         (317) 532.1374
         www.ffi.net